Exhibit 5.1

October 24, 2008
Terremark Worldwide, Inc.
2 South Biscayne Blvd., Suite 2900
Miami, Florida 33131

Re:	Registration Statement on Form S-8 for the Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan
Ladies and Gentlemen:
     On or about the date hereof, Terremark Worldwide, Inc., a Delaware corporation (the “Company”), transmitted for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance, offering and/or sale by the Company of up to an aggregate of 1,500,000 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company, reserved for issuance from time to time and upon the exercise of the stock options granted or to be granted under the Company’s 2005 Executive Incentive Compensation Plan (the “Plan”). We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.
     In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation and Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing the Plan, any amendments thereto, and the preparation of the Registration Statement and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.
     Based upon the foregoing examination, we are of the opinion that the shares of Common Stock issued under the Plan, when issued against payment therefor in accordance with the terms of the Plan, will be duly and validly issued, fully paid and nonassessable.
     This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

     The opinions expressed herein are specifically limited to the laws of the State of Florida and the federal laws of the United States of America and are as of the date hereof. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely, GREENBERG TRAURIG, P.A.
By:	/s/ Jaret L. Davis, Esq.
Jaret L. Davis, Esq.

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